Exhibit 5.1

November 29, 2024

Powerfleet, Inc.

123 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Powerfleet, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 filed by the Company on November 29, 2024 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and resale from time to time by the selling stockholders (the “Selling Stockholders”) identified in the prospectus constituting a part of the Registration Statement (the “Prospectus”) of up to 24,285,714 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which were issued to the Selling Stockholders pursuant to either (i) a Share Purchase Agreement, dated as of September 18, 2024, by and among Golden Eagle Topco, LP, the persons that are party thereto under the heading “Other Sellers,” the Company and Powerfleet Canada Holdings Inc. (the “Purchase Agreement”) or (ii) a Subscription Agreement, dated as of September 18, 2024, by and among the Company and the various accredited investors party thereto (the “Subscription Agreement” and, together with the Purchase Agreement, the “Transaction Documents”).

We advise you that we have examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents: (a) the Registration Statement, (b) the Prospectus, (c) the Transaction Documents, (d) the Company’s Amended and Restated Certificate of Incorporation, as amended to date, (e) the Company’s Amended and Restated Bylaws, as amended to date, and (f) certain resolutions adopted by the Board of Directors of the Company. In addition, we have examined and relied upon such corporate records and other documents, instruments and certificates of officers and representatives of the Company and of public officials, and we have made such examination of law, as we have deemed necessary or appropriate for purposes of the opinions expressed below. As to certain factual matters, unless otherwise indicated, we have relied, to the extent we have deemed proper, on certificates of certain officers of the Company.

We have assumed for purposes of rendering the opinions set forth herein, without any verification by us:

(i) the genuineness of all signatures, the legal capacity of all natural persons to execute and deliver documents, the authenticity and completeness of documents submitted to us as originals and the completeness and conformity with authentic original documents of all documents submitted to us as copies, that all documents, books and records made available to us by the Company are accurate and complete; and

November 29, 2024

(ii) that each of the Transaction Documents has been duly authorized, executed and delivered by each party thereto, that each such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and all jurisdictions where it is conducting business or otherwise required to be so qualified, that each such party has full power, authority and legal right to enter into and perform the terms and conditions of such Transaction Document to be performed by it, that the representations and warranties of each such party as set forth in such Transaction Document when made were, and on the date hereof are, true and complete, and that such Transaction Document constitutes a legal, valid and binding obligation of each such party, enforceable against it in accordance with their respective terms.

Based upon the foregoing and subject to the qualifications, assumptions and limitations contained herein, we are of the opinion that the Shares of Common Stock have been duly authorized by the Company and are validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York. We do not express any opinion as to the effect of any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied. This opinion letter speaks as of the date hereof and we assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in fact or law that may hereafter occur.

We hereby consent to the filing of this opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act with the Commission as an exhibit to the Registration Statement and to the reference made to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Olshan Frome Wolosky LLP

OLSHAN FROME WOLOSKY LLP